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                           STOCK OPTION AGREEMENT

                                    FOR

                        CONSUMER NET MARKETPLACE, INC.



     THIS STOCK OPTION AGREEMENT (the "Agreement") is dated as of December 31, 1997, by and between Consumer Net Marketplace, Inc., a California corporation (the "Company"), and Consumer Net Partners, a California general partnership (the "Optionee").

     1. GRANT OF OPTION. The Company hereby grants to the Optionee the right (the "Option") to purchase all or any portion of two hundred and fifty thousand (250,000) shares (the "Shares") of the Class B Common Stock of the Company (the "Common Stock") at a purchase price of $0.50 per share (the "Option Price").

     2. TERM OF AGREEMENT. This Agreement shall terminate three (3) years from the date first above written.

     3. EXERCISABILITY. The Option shall vest and be exercisable commencing upon the date first above written and continuing during the entire term of this Agreement as set forth in Section 2 of this Agreement.

     4. METHOD OF EXERCISING. This Option may be exercised by the Optionee upon delivery of the following documents to the Company at its principal executive offices:

         (a) Written notice specifying the number of full Shares to be purchased;

         (b) Payment of the full purchase price therefor in cash, by check, or in such other form of lawful consideration as the Company may approve from time to time;

         (c)  Payment of any taxes which may be required.

     5.  ASSIGNMENTS.

         (a) This Option shall be exercisable only by the Optionee during the Optionee's existence.

         (b) The rights of the Optionee under this Agreement may not be assigned or transferred without the prior written consent of the Company.

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     6.  NO RIGHTS AS A SHAREHOLDER.  The Optionee shall have no rights as a shareholder of any Shares covered by this Option until the date a certificate for such Shares has been issued to it following the exercise of the Option.

     7.  INTERPRETATION OF AGREEMENT.   This Agreement will be governed by
and construed in accordance with the laws of the State of California.

     8. LEGENDS ON CERTIFICATES. The Optionee acknowledges that the certificates representing the Shares issued upon exercise of this Option may bear such legends and be subject to such restrictions on transfer as the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

     IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date first above written.

CONSUMER NET PARTNERS, A CALIFORNIA        CONSUMER NET MARKETPLACE, INC.
GENERAL PARTNERSHIP


BY:                                        BY:
    --------------------------------          ----------------------------------
        FREDRICK RICE                         FREDRICK RICE, PRESIDENT AND
                                              CHAIRMAN OF THE BOARD OF DIRECTORS


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